EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-231869) of Corteva, Inc. of our report dated June 15, 2020 relating to the financial statements and supplemental schedules of Retirement Savings Plan (formerly known as DuPont Retirement Savings Plan), which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
June 15, 2020